UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 27, 2006

APPLIED NEUROSOLUTIONS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware                                                                001-13835                                         39-1661164
(State or Other Jurisdiction                        (Commission file Number)               (IRS Employer
  of Incorporation)                                                                                               Identification No.)

50 Lakeview Parkway, Suite 111, Vernon Hills, IL 60061
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (847) 573-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 27, 2006, the Registrant signed a collaboration agreement with Eli Lilly and Company (“Lilly”) to develop therapeutics to treat Alzheimer’s disease (“AD”). The Registrant will receive an upfront payment of $2 million in cash, including an equity investment of $500,000 from Lilly. The Registrant will also receive annual research and development support during the three (3) year joint research plan, or such longer period as mutually agreed to. In addition, Lilly will provide the Registrant with up to $10 million to $20 million per compound based on achievement of certain milestones throughout the product development process. Royalties would be paid by Lilly to the Registrant for any AD therapies brought to market that result from the collaboration.

Under the collaboration agreement, Lilly will receive an exclusive worldwide license for the Registrant’s intellectual property regarding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles.

A copy of the Registrant’s press release regarding the agreement is attached as Exhibit 99.1.

Section 3 Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

On November 27, 2006, the Registrant signed a collaboration agreement with Eli Lilly and Company, pursuant to which, among other things, the Registrant issued to Lilly 1,116,071 shares of restricted common stock for an aggregate purchase price of $500,000.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press release dated November 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 28th day of November 2006.
APPLIED NEUROSOLUTIONS, INC.

            By:  /s/David Ellison___
Name: David Ellison
Title:  Chief Financial Officer